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                                                                   EXHIBIT 10.29

February 28, 2003

Michael Keith
c/o Gregg Gilman
Davis & Gilbert LLP
1740 Broadway
New York, New York  10019

Re: Employment Agreement

Dear Michael:

This letter agreement (this "Agreement") confirms the terms and conditions of your employment with AT&T Wireless Services, Inc. (the "Company"). Unless otherwise stated expressly in this Agreement, this Agreement amends and supercedes all prior agreements (including, without limitation, your April 2, 2002 employment agreement) between you and the Company concerning the subject matter of this Agreement or your employment.

1.    JOB RESPONSIBILITIES

      Effective January 4, 2003, you will assume the new role of President of Mobility Operations of the Company. In this capacity, you will report to John Zeglis, Chief Executive Officer ("CEO") of the Company.

2.    COMPENSATION

      Your annual base salary will be increased to $625,000, less standard payroll deductions, effective January 1, 2003. It is anticipated that this rate will be reviewed on an annual basis to reflect individual performance and appropriate base salary structure changes for senior officers of the Company. In no event will your base salary be reduced at any time. Your target bonus for 2003 will be set at 100% of base salary and will be subject to appropriate performance criteria established by the Compensation Committee of the Company's Board of Directors ("Compensation Committee") consistent with that set for other senior officers of the Company. Additionally, you will be eligible for a 2003 stock option grant and other equity incentives of the type being granted to other senior officers and Executive Vice Presidents ("EVPs") using the guidelines approved by the Compensation Committee.

3.    HIRING ARRANGEMENT

      As a special incentive to accept this position, the Company will make a one time payment to you in the amount of $400,000 less standard payroll deductions, within 60 days of the signing of this Agreement.
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Michael Keith
Re: Employment Agreement
February 28, 2003
Page 2


4.    TRAVEL AND LIVING EXPENSES

      Until such time as you sell your current primary residence in New Jersey, the Company will provide transportation to or reimburse you for reasonable travel expenses to the Redmond, Washington area offices of the Company. In addition, the Company will reimburse you for reasonable living expenses in the Redmond, Washington area prior to the sale of your New Jersey residence. The Company's tax allowance policy for executive imputed income will apply to these expense reimbursements in accordance with its terms.

5.    SPECIAL INDIVIDUAL NON-QUALIFIED SUPPLEMENTAL RETIREMENT ARRANGEMENTS
      ("SRAS")

      Under this Agreement, the Company will continue to maintain three arrangements as follows:

- "SRA1": This Agreement does not modify, in any respect, the terms of the SRA1, established in Exhibit B of your Special Retention Agreement dated January 3, 2000 and attached hereto as ADDENDUM A, which fully vested on April 1, 2002.

- "SRA2": This Agreement does not modify, in any respect, the terms of the SRA2, established in your special individual non-qualified supplemental retirement arrangement dated April 24, 2001 and attached hereto as ADDENDUM B, which fully vested on July 9, 2001.

- "SRA3": This Agreement does not modify, in any respect, the terms of the SRA3, established in your prior employment agreement dated April 2, 2002 and attached hereto as ADDENDUM C, which fully vested on April 1, 2002.

      You agree that the SRA1, SRA2 and SRA3 are subject to forfeiture (or repayment if such amounts already have been paid) if you "establish a relationship with a competitor of the company" in violation of the Company's non-competition guidelines in effect at the time of the violation, as amended in this paragraph below, any time prior to the second anniversary of the termination of your employment. In the event of a Change in Control (as defined in the then-existing Company Senior Officer Severance Plan) at any time prior to the second anniversary of the termination of your employment, the applicable non-competition guidelines (the "guidelines") will be those in effect immediately prior to the Change in Control; provided, however, that any such guidelines are not intended to prevent you from owning an equity interest in any corporation that is listed on a recognized securities exchange or traded in the over-the-counter market, to the extent that such interest does not exceed 2% of the value or voting power of such corporation and does not constitute control of such corporation; and, provided further, that you may apply to the Executive Vice President,
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Michael Keith
Re: Employment Agreement
February 28, 2003
Page 3


      Human Resources, for consent to compete or for a waiver of the operation of the guidelines on the grounds that your contemplated activity or relationship will not adversely impact the Company and is not within the spirit and intent of the guidelines. The Executive Vice President, Human Resources, shall evaluate your application, using reasonable judgment, and shall not unreasonably deny your application. The current form of the Company's non-competition guidelines are attached hereto as ADDENDUM D.

6.    ADDITIONAL BENEFITS

      Except for life insurance, which because of your former employment with AT&T Corp., AT&T Corp. will provide under the AT&T Senior Management Universal Life Insurance Plan, and as provided in this paragraph below, you will receive benefits under the Company's current plans, programs and policies for its senior officers and EVPs. You will continue to participate in the Company Senior Officer Severance Plan or its equivalent, according to its terms; provided, however, that any severance payments under such Plan shall be reduced by the sum of $2,152,800 (plus credited interest through the severance payment date) in consideration of the prior award of the SRA3.

7.    RESTRICTED STOCK UNITS

      You had two traunches of restricted stock units ("RSUs") that were unvested. The first traunch of 11,255 shares is subject to a performance period that ended on December 31, 2002. The Compensation Committee approved performance goals for the first traunch in accordance with
      Section 162(m) of the Internal Revenue Code. The RSUs in the first traunch have vested and were payable on February 1, 2003.

      The balance of the unvested RSUs were contained in the second traunch (11,255 shares) and have vested and were payable at the same time as the first traunch. For purposes of clarification, all RSUs referenced above have vested prior to the date of this Agreement.

8.    STOCK OPTIONS

      All stock options granted prior to the date of this Agreement shall remain outstanding and subject to the terms and conditions of the existing grant provisions, except as modified by Section 7 of your April 2, 2002 employment agreement, which provided as follows:

            Stock options granted prior to February 16, 2002 will be treated as if you had retired from the Company, will continue to vest regardless of your termination of employment for whatever reason, and will be exercisable until the original grant expiration date of the option. Grants made in 2002 and beyond will
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Michael Keith
Re: Employment Agreement
February 28, 2003
Page 4



            continue to vest regardless of your termination of employment for whatever reason and be exercisable for the full length of the original 10-year term if you meet the retirement eligibility criteria in effect for these grants as of your termination date. These criteria currently require achievement of age 55 and at least 10 years of net credited service upon termination. In the event of a Company-initiated termination other than for Cause or in the event you terminate employment for Good Reason, any outstanding unvested options will be treated as if you had retired from the Company on that date.

      For purposes of this paragraph, Cause and Good Reason will be defined as set forth in your April 2, 2002 employment agreement.

9.    INDEMNIFICATION AND COOPERATION

      The Company will indemnify and hold you harmless to the fullest extent permitted by applicable law and the Company's Certificate of Incorporation and By-Laws with regard to any action or inaction by you within the scope of your job responsibilities, including, without limitation, those arising as a director or member of any affiliate board or other board when the Company has designated you to serve as a director or member. The Company will cover you for activities on behalf of the Company to the fullest extent permitted under its then-existing director and officer liability insurance policy to the same extent it covers other officers and directors.

      Following the termination of your employment, except as otherwise precluded by law, you will cooperate with and assist the Company in its prosecution, conduct or defense of litigation, claims, investigations or governmental audits in which the Company reasonably determines you have relevant information or may be a witness. The Company will reimburse you for the reasonable expenses you incur through such cooperation and assistance.

10.   EMPLOYMENT AT WILL

      You understand and agree that your employment with the Company is at will and for no specific length of time. This means that you may resign your employment at any time, without any reason and without notice. This also means that the Company may terminate your employment at any time, for any or no reason, without or without cause, and with or without notice.

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Michael Keith
Re: Employment Agreement
February 28, 2003
Page 5


11.   CONFIDENTIALITY AND REPORTING

      You acknowledge and agree that information not generally known to the public that relates to the business, technology, subscribers, customers, employees, finances, plans, proposals, or practices of the Company or of any third parties doing business with the Company ("Confidential or Proprietary Information") is the sole property of the Company. You further acknowledge and agree that Confidential and Proprietary Information includes, but is not limited to, the trade secrets, business plans, software programs, financial data, customer lists, identities of subscribers, customers and prospects, marketing plans, nonpublic financial information, and all other information Company designates as "confidential" and all other information and matters not generally known to the public. Confidential and Proprietary Information also does not include (a) information generally known in the industry; and (b) information received by you from a third party without a duty of confidentiality. You agree that you will not at any time during the balance of your employment, or at any time thereafter, disclose, copy or in any way use any Confidential or Proprietary Information of the Company or any subsidiary or affiliate of the Company, except as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or affiliate of the Company, or as may be required by law; provided that, if you receive legal process with regard to disclosure of such information, you will promptly notify the Company and cooperate with the Company in seeking a protective order or taking other appropriate action with respect to such legal process.

      You agree that at the time of the termination of your employment with the Company, whether, at the insistence of you or the Company, and regardless of the reasons therefore, you will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of business of the Company or any subsidiary or affiliate of the Company which are in your possession, except for (a) any documents for which the Company or any subsidiary or affiliate of the Company has given written consent to removal at the time of the termination of your employment with the Company; and (b) your personal rolodex, phone book and similar items. You further agree that following the termination of your employment with the Company, you will not use any computer access code or password belonging to the Company and that you will not access any computer or database in the possession or control of the Company.

      You agree that the Company's remedies at law would be inadequate in the event of a material breach or threatened breach of this Section 11; accordingly, the Company may seek, in addition to its rights at law, an injunction and other equitable relief without the need to post a bond.
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Michael Keith
Re: Employment Agreement
February 28, 2003
Page 6


      All information, or actual compensation, other payments or benefits received by you will be properly reported by you and the Company in accordance with all applicable laws and regulations. You agree to cooperate with the Company in reporting such information.

12.   GOVERNING LAW

      The construction, interpretation and performance of this Agreement will be governed by the laws of the State of Washington, without regard to its conflict of laws rules.

13.   ARBITRATION/DISPUTE RESOLUTION

      Any dispute, controversy, or question arising out of or relating to this Agreement that cannot be resolved by good faith negotiation will be subject to binding arbitration in accordance with this provision and the CPR Rules for Non-Administered Arbitration of Business Disputes. To the extent that the provisions of this Agreement and the prevailing rules of the CPR conflict, the provisions of this Agreement shall govern. Any arbitration must be commenced within two years of the occurrence of the act or event giving rise to the underlying claim. The arbitration shall be conducted by a sole arbitrator. The parties shall have 30 days after the Respondent's receipt of the Notice of Arbitration to agree on a neutral arbitrator from a list provided by CPR. The arbitration proceeding shall be conducted in King County, Washington. The arbitration award shall be made within 30 days of the conclusion of the arbitration, and shall be in writing and specify the factual and legal bases for the award. The award of the arbitrator may be entered in any court that has jurisdiction. After service of the Notice of Arbitration and before the appointment of the arbitrator, either party may apply to a court of competent jurisdiction for temporary or interim injunctive relief. In the event that you are the prevailing party, the Company will pay your attorneys' fees and costs reasonably incurred, including the fees and expenses of the arbitrator. In any other case, you and the Company will each bear all their own costs and attorneys' fees, and will share equally in the fees and expenses of the arbitrator.

14.   SEVERABILITY AND NON-WAIVER

      You agree that if any term or portion of this Agreement is held to be void, invalid, illegal, or unenforceable in whole or in part, any such term or portion of this Agreement shall be severed from the remainder of this Agreement, which remainder shall remain in full force and effect. Failure of the Company to insist upon strict adherence to any provision of this Agreement or to enforce any provision, on one or more occasions, shall not be deemed to be a waiver of its right to enforce any provision in the future.

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Michael Keith
Re: Employment Agreement
February 28, 2003
Page 7


15.   ATTORNEY'S FEES

      In the event you bring an action to enforce the terms of this Agreement and prevail in any such action, the Company will pay your reasonable attorney's fees and costs related to any such action. The Company agrees to reimburse you for up to $7,500 for attorney's fees incurred by you in connection with negotiating this Agreement.

Michael, we continue to value your association with the Company. If you agree with the foregoing, please sign this Agreement in the space provided below and return the signed original to me for our files. Please maintain a copy for your own records.

Sincerely,

Jane Marvin
Executive Vice President,
Human Resources

I accept the terms and conditions described in this Agreement, which I have read and understand.


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Michael G. Keith                            Date